Exhibit 5.1

May 22, 2020

GPAQ Acquisition Holdings, Inc.

780 Fifth Avenue South

Naples, Florida 34102

Re:	Registration Statement on Form S-4 (File No. 333-234655)

Ladies and Gentlemen:

We have acted as counsel to GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 16, 2019 (as amended, the “Merger Agreement”), by and among the Company, Gordon Pointe Acquisition Corp., a Delaware corporation (“GPAQ”), GPAQ Acquiror Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquiror Merger Sub”), GPAQ Company Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Company Merger Sub”), HOF Village, LLC, a Delaware limited liability company (“HOFV”), and HOF Village Newco, LLC, a Delaware limited liability company (“Newco”).

This opinion is being rendered at the request of the Company in connection with the registration by the Company under the above-referenced Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (together with all amendments thereto as of the date hereof, the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 12, 2019 under the Securities Act of 1933, as amended (the “Act”), of (i) up to 56,646,688 shares of common stock, par value $0.0001 per share (the “Common Stock”) consisting of 31,915,493 shares expected to be issued pursuant to the Merger Agreement (the “Merger Shares”) and 24,731,195 shares to be issued upon exercise of the Warrants, as hereinafter defined (the “Warrant Shares”); and (ii) up to 17,400,000 warrants to purchase 24,731,195 shares of Common Stock (the “Warrants”).

In connection with the foregoing, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions hereinafter set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to all questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

May 22, 2020

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance and delivery of any securities by the Company pursuant to the Registration Statement, (i) the Registration Statement shall become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933 and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (ii) the business combination and transactions contemplated by the Merger Agreement and Registration Statement will be consummated in accordance with the terms of the documents pertaining hereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law and (iii) the stockholders of Gordon Pointe Acquisition Corp. will have approved the Merger Agreement and the other proposals set forth in the proxy statement/prospectus included in the Registration Statement, which are to be presented and voted upon at the meeting as set forth in the proxy statement/prospectus included in the Registration Statement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Merger Shares, when issued in the manner and on the terms described in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrants, when issued in the manner and on the terms described in the Registration Statement, the Merger Agreement and the applicable Warrant Agreements, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3. The Warrant Shares, when issued and sold against payment therefor in accordance with the terms of their respective Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law, and are based on these laws as in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

May 22, 2020

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change.  Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

The opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fox Rothschild LLP

Fox Rothschild LLP